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                                               December 30, 1998

Mr. Enzo Vialardi
14 Larissa Lane
Thornwood, NY 10594


Dear Enzo:

      This is to confirm our understanding relative to your employment with Del Laboratories, Inc. ("Del").

      1. You will be employed as Executive Vice President, Finance and Administration and Chief Financial Officer of Del, effective as of August 1, 1998, reporting to Del's Chief Executive Officer, and based in Del's offices in Long Island, New York, or such other place as Del may designate in the New York metropolitan area. The initial term of this Agreement will be two (2) years, terminating on July 31, 2000, or such earlier date upon which your employment many terminate in accordance with the provisions hereof. Notwithstanding the foregoing, Del agrees that it shall give you six (6) months' notice of its intent not to renew this Agreement.

      2.. In your capacity as Executive Vice President, Finance and Administration and Chief Financial Officer, you shall faithfully adhere to, execute and fulfill all policies established by Del. You shall devote all of your business time and attention to the affairs of Del.

      3. You shall be compensated at the annual base rate of not less than $260,000. Any and all compensation payments required by this Agreement shall be payable in accordance with Del policy during the stated term of this Agreement. In addition, you will receive an incoming bonus of $15,000.

      4. Del will furnish to you for use, in connection with company business, an automobile in a class comparable to executives of your rank. Del shall pay for all of the operating and maintenance costs of such automobile, including all insurance charges. You shall be responsible for all tax liability arising from income reportable by Del to federal, state and local tax authorities and attributable to your non-business use of the automobile furnished by Del.

      5. Del will reimburse you for all properly documented necessary and reasonable business expenses in accordance with Del policy.

      6. You shall participate, subject to eligibility, in such vacation, profit-sharing, pension, group insurance, executive medical, hospitalization or other incentive benefit plans or arrangements as Del may now or in the future maintain for its executives of comparable rank to
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you. Nothing herein shall be construed to require Del to establish or continue such plans or arrangements. Rather, the establishment and/or continuance of any such plan or arrangement is within the sole discretion of Del. Notwithstanding the foregoing, in connection with the first twelve (12) months of your employment, you will receive a minimum guaranteed bonus of $100,000; such bonus will be payable on a pro rated annualized basis at the times that Del pays annual bonuses to other executives of your rank. During the period of your employment hereunder, Del shall provide a policy of life insurance in the principal amount of not less than $500,000, payable to your designee, provided that you are insurable at normal rates for a person of your age and sex. You will cooperate in enabling Del to obtain such a policy.

      7. (a) You recognize that as an executive of Del you will have access to, acquire or assist in the development of secret and confidential information regarding Del, its products, customers and plans, the disclosure of which to the competitors of Del or others would cause Del to suffer substantial and irreparable damage. You acknowledge that such information is of great value to Del, is the sole property of Del and that such information has been and will be acquired by you in confidence. In consideration of the obligations undertaken by Del as set forth herein, you will not, at any time, during or after your employment hereunder, publish, disclose or use, or authorize any other person or entity to publish, disclose or use, any secret or confidential information, whether patentable or not, of or about Del, including trade secrets (as that term is defined below) and any other secret or confidential information of which you become aware or informed during the term of your employment, whether or not developed by you, except as required in your duties to Del. For purposes hereof, "trade secrets" shall include, without limitation, compilations, studies, strategies, programs, methods, techniques and processes of or about Del and its affiliates or their business, customers or suppliers, which derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by, other persons who can obtain economic value from their disclosure or use and which are the subject of efforts to maintain their secrecy that are reasonable under the circumstances. Some examples are information relating to (i) special needs and characteristics of customers of Del and its affiliates, (ii) computer programs and controls, (iii) existing and new or envisioned products, formulas, ingredients, devices, methods, processes and techniques, (iv) laboratory tests and data, studies and analyses, research and development data and projections, (v) marketing, sales, pricing, costs and other financial data and projections, (vi) marketing, promotional and advertising studies, programs and strategies and (vii) names of current, former and prospective customers and suppliers of Del.

            (b) Upon termination of your employment with Del, you shall promptly deliver to Del all files, records, documents, drawings, blueprints, product samples, tests, test results, manuals, letters, notes, notebooks and reports of Del, and all copies thereof, and all other materials of a secret or confidential nature relating to Del's business.

      8. (a) You recognize that the services to be performed by you hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Del that you agree, and accordingly, you do hereby agree that, unless you have obtained the prior written consent of Del, you will not, directly or indirectly, at any time during


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your employment hereunder and thereafter for the remaining stated term of the
Agreement or one year from the date of termination of your employment, whichever is longer (provided that, if this Agreement is terminated without cause by Del, the provisions of this paragraph 8 shall only be applicable while you are being paid by Del as an employee or consultant):

                  i) become an officer, director, stockholder, principal, associate, partner, employee, owner, agent, creditor, independent contractor or co-venturer of, or engage or participate in any other individual or representative capacity whatsoever, in the conduct or management of, or own or have any stock or other proprietary or financial interest in, or any other way be interested in or associated with any other corporation, firm or business engaged in the same or similar business competitive with that of Del except that you shall be free without such consent to own up to 3% of the capital stock of corporations whose securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market; or

                  ii) solicit, or cause or authorize any other person or entity to solicit, for or on behalf of yourself or any third party, persons or entities who were customers of Del at any time within one year prior to the cessation of your employment hereunder for any business similar to the business transacted by Del with such customer; or

                  iii) sell to or accept, or cause or authorize any other person or entity to sell to or accept, for or on behalf of you or any third party, any such business from any such customers of Del.

      9. During the period of this Agreement and for a period of two (2) years after the termination of your employment with Del, you will not solicit, or cause or authorize any other person or entity to solicit, advise, recommend, or in any way participate in the hiring process of, any employee, consultant or contractor of Del, or any other person, who was at any time within one year prior to the cessation of your employment hereunder then under contract with or rendering services to Del, to terminate his or her employment by, or consulting or consulting or contractual relationship with Del, or to refrain from extending or renewing the same (upon the same or new terms), to refrain from rendering services to Del, or to become employed or retained by or to enter into contractual relations with persons or entities other than Del.

      10. All inventions, ideas, processes, designs, or discoveries relating to the business of Del, whether or not patentable or entitled to trademark, copyright or other protection, which you conceive, produce or make, alone or jointly with others, during your employment with Del or at any time thereafter if you use Del's trade secrets or other confidential information which in any way relates to the present or anticipated business, development, tests, products or activities of Del, or which in any way results from or are suggested by or connected with your employment with Del, are and shall be the property of the Del. You also agree to, and hereby do, assign and transfer to Del all of your rights, title and interest in and to such inventions, and in any and all Letter Patents and/or patent applications with respect thereto, and you further agree that whenever requested by Del, either during or subsequent to your employment, you shall execute patent, trademark and/or copyright applications, and other instruments considered


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necessary or desirable by Del, to apply for and obtain Letters Patent and/or copyrights of the United States and foreign countries covering such inventions, processes, designs, discoveries, and/or ideas, and you shall make assignments and execute any other instruments necessary to convey to Del ownership and exclusive rights to such inventions, discoveries, patent applications, trademarks, patents and copyrights. Del shall bear all expenses connected with such patent, patent applications and maintenance of patent protection, and copyrights, and if services in connection therewith are performed by you at the request of Del after the termination of your employment, Del shall pay reasonable compensation for such services.

      11. (a) You agree that any breach or threatened breach by you of any provisions of paragraphs 7, 8, 9 or 10 would result in irreparable harm to Del and could not reasonably or adequately be compensated in damages and that, in the event of any such breach or threatened breach, Del shall be entitled to (i) equitable relief, including but not limited to temporary, preliminary and permanent injunctive relief enforcing the specific performance by you of this Agreement or enjoining or restraining you from any violation or threatened violation of the terms of this Agreement, and an equitable accounting of all earnings, profits and other benefits arising from such breach, and (ii) recover from you an amount equal to all profits, commissions or other compensation or remuneration received or earned, directly or indirectly, by you from or on account of any violation of your obligations under paragraphs 7, 8, 9 and 10 of this Agreement. You further agree that if it is determined that you have breached the restrictions contained in paragraphs 7, 8, 9 and 10 of this Agreement, Del shall be entitled to recover from you all costs and reasonable attorney's fees incurred as a result of its attempts to redress such breach or enforce its rights and protect its legitimate interest. If any of the restrictions contained in paragraph 8 or 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions thereof, and in its reduced form such paragraph shall then be enforceable in the manner contemplated hereby.

            (b) Paragraphs 7, 8, 9 and 10 shall survive the termination of your employment hereunder for the periods therein provided.

            (c) For purposes of paragraphs 7, 8, 9 and 10, "Del" shall mean Del and its affiliates.

      12. (a) This Agreement shall terminate upon your death and may be terminated by Del upon your permanent disability, by Del's giving you written notice of such termination, effective immediately. Permanent disability shall be deemed to exist if in the judgment of a physician licensed to practice in the State of New York selected by Del, you have been unable or will be unable, due to mental or physical incapacity, disease or injury to perform your duties or services to Del for a period of not less than three consecutive months for an aggregate of 100 days during any twelve month period. If this Agreement terminates due to your death, Del shall pay you or your legal representative, as the case may be, an amount equal to your base salary for three months. If the Agreement terminates due to your permanent disability, Del shall pay you or your legal representative, as the case may be, an amount equal to your base salary for

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the greater of three months or until you are eligible for long term disability coverage under Del's long term disability plan (provided, however, that such period shall not exceed six months). Such amounts shall be paid in monthly installments.

            (b) Del may terminate this Agreement for cause by giving you written notice of such termination, effective immediately, in the event you:

                  (i) commit any act of fraud or dishonesty in connection with your employment or otherwise involving Del;

                  (ii) fail, refuse or neglect to perform any material duty or obligation to Del following receipt of written notice of such failure, or fail, refuse or neglect to carry out any written instructions or directions of Del,;

                  (iii) engage in conduct which, in Del's good faith opinion, is detrimental to Del's interests;

                  (iv) commit a material breach of any provision of this
            Agreement or any fiduciary or other duty to Del;

                  (v) engage in misconduct in connection with your employment;

                  (vi) violate paragraphs 7, 8, 9 or 10 above; or

                  (vii) misrepresent or fail to disclose any material fact,
            information or statement to Del.

            (c) In the event Del terminates this Agreement for cause, or with notice of termination as provided in Paragraph 12 above, Del's obligations (other than those, if any, pursuant to paragraph 13 below) shall cease and terminate as of the date of such termination.

            (d) In the event Del terminates this Agreement during the initial term without cause, by giving you written notice of such termination, which notice shall be effective on the date specified therein, you shall be entitled to receive as liquidated damages and in lieu of any other payment from or claim against Del, the greater of (i) your base salary for the remainder of the initial term or (ii) your base salary for a six month period, less appropriate deductions as required by law.

      13. You agree that you will give Del at least one hundred twenty (120) days' notice prior to any voluntary termination of your employment hereunder. In the event of the termination of your employment hereunder for any reason, Del shall have the option, in its sole discretion, to retain your services as a consultant for a period of up to six (6) months from the date of such termination, at the annual base rate set forth in paragraph 3 of this Agreement. Your duties as a consultant shall be determined by Del, and you shall spend such time during


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normal business hours as is reasonably necessary to accomplish those duties. If you fail or refuse to act as a consultant during such period, Del may elect to terminate your consultancy by notice in accordance herewith. During any period when you are receiving compensation hereunder, including periods when Del has tendered such compensation despite your failure or refusal to act, you shall continue to be bound by the provisions of paragraphs 7, 8, 9 and 10 of this Agreement, and all such provisions shall survive the termination of your consultancy hereunder for the periods therein provided. Payments pursuant to this paragraph shall offset any payments payable to you pursuant to paragraph 12(d) above, and are in lieu of, and supersede, any other obligations Del has to you pursuant to this Agreement. During the period of such consultancy, you shall not accept any other employment or other consultancy that would require you to devote more than one-third of your business time to such other employment or consultancy, so long as Del continues to pay you as herein provided.

      14. You have represented and hereby represent and warrant to Del that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Agreement, and agree to indemnify and save Del harmless from any liability, cost or expense, including attorneys' fees, based upon or arising out of any such restrictions, covenants, agreements or limitations that may be found to exist.

      15. You agree that during the period you are employed by Del, and at all reasonable times thereafter, you will assist and cooperate with Del in connection with any ongoing or future investigation, dispute or claim of any kind involving Del, including any proceeding before any arbitral, administrative, regulatory, judicial, legislative or other body or agency, to the extent that such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you or any act or omission by you.

      16. In connection with your employment with Del, you shall comply in all material respects with all federal, state and local laws, rules and regulations applicable to Del's business.

      17. This Agreement is personal and non-assignable to you. It shall extend to, and be binding upon any corporation or other entity with which Del shall merge or consolidate or to which Del shall lease or sell all or substantially all of its assets and may be assigned by Del to any affiliate of Del or to any corporation or entity with which such affiliate shall merge or consolidate or to which such affiliate shall lease or sell all or substantially all of its assets.

      18. Any notices or other communications required by or permitted to be given hereunder shall be in writing, and shall be duly given if delivered personally or sent by registered or certified mail, return receipt requested, to Del at 178 EAB Plaza, Uniondale, New York 11556, Attention: Dan K. Wassong, President and Chief Executive and to you at your address first set forth above, or to such other address as either party shall designate by written notice to the other.


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      19. Except as set forth in Paragraphs 7, 8, 9 and 11 above, any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise relating to your employment, compensation and benefits with Del, or the termination thereof, shall be settled by arbitration in New York, New York in accordance with the rules established by the American Arbitration Association; provided, however, that you and Del agree that (i) the arbitrator shall be prohibited from disregarding, adding to or modifying the terms of this Agreement; (ii) the arbitrator shall be required to follow established principles of substantive law and the law governing burdens of proof; (iii) only legally protected rights may be enforced in arbitration; (iv) the arbitrator shall be without authority to award punitive or exemplary damages; (v) the arbitrator shall be an attorney licensed to practice law in New York who has experience in similar matters; and (vi) any demand for arbitration must be filed and served, if at all, within 180 days of the occurrence of the act or omission complained of. Any claim or controversy not submitted to arbitration in accordance with this Paragraph 19 shall be considered waived and, thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this Paragraph 19 shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof, provided it conforms to established principles of law and is supported by substantial record evidence.

      20. This Agreement constitutes the entire agreement between us in any way relating to your employment, compensation and benefits with Del and supersedes all prior agreements and understandings between us. This Agreement may not be altered or amended except by a writing signed by you and the Chief Executive Officer of Del.

      21. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without reference to choice of law principles.

                                     Very truly yours,
AGREED:
                                     DEL LABORATORIES, INC.


By:_______________________           By:____________________________________
      Enzo J. Vialardi                    Dan K. Wassong
                                          Chairman of the Board, President
                                          and Chief Executive Officer


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